  EXHIBIT 8.2

RULE 15C2-4 SERVICES AGREEMENT

This Rule 15c2-4 Services Agreement (this “Agreement”) is made and entered into as of [●], 2016, by and between JumpStart Securities, LLC (“JumpStart Securities”, or “Agent”), ShiftPixy, Inc. (“Issuer”), and W.R. Hambrecht + Co., LLC (“WRH+Co”).

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering statement on Form 1-A (the “Offering Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) File No. [●], shares of its common stock (the “Securities”) pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended, underwritten by WRH+Co on a best efforts basis (the “Offering”), in the minimum amount of $15,000,000 (the “Minimum Amount of the Offering”) and the maximum amount of $50,000,000 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer and WRH+Co desire to establish a separate bank account pursuant to Rule 15c2-4(b)(1), as agent or trustee for the persons who have the beneficial interests therein (the “Account”), in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. JumpStart Securities agrees to serve as Agent with respect to such Account in accordance with the terms and conditions set forth herein to be held at a FDIC insured bank (the “Bank”), in a segregated account as defined below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.

Establishment of Rule 15c2-4 Account. Prior to the date the SEC issues a qualification for the sale of the Securities pursuant to the Offering Statement and Financial Industry Regulatory Authority (“FINRA”) issues a no objection opinion (the “Qualification Date”), the Agent shall establish an Account at the Bank, entitled “Rule 15c2-4 Account for ShiftPixy, Inc.” (or a similarly titled account name). The Account shall be a segregated, deposit account at the Bank. All parties agree to maintain the Account and deposited funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended.

2.	Account Period. The Account Period shall begin on the Qualification Date and shall terminate upon completion of the following events or contingencies:

a.	[●], if the Minimum Offering Amount is not received by Agent, as may be extended for up to thirty (30) days upon written notice from Issuer and WRH+Co (the “Minimum Termination Date”); or

b.	If the Minimum Offering Amount is deposited in the Account on or before the Minimum Termination Date, the Offering shall continue until the earlier of (i) the date which is sixty (60) days after the Minimum Termination Date, or (ii) the date on which the Maximum Amount of the Offering required to be sold have been deposited and cleared in the Account. The Account shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

c.	The date upon which a determination is made by Issuer and/or its authorized representatives to terminate the Offering prior to closing.

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During the Account Period, the parties agree that (i) Account and the funds deposited in the Account will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into the Account, and that no amounts deposited into the Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Issuer has triggered closing of such funds. Even after the sale of securities to Subscribers, the Issuer may elect to continue to leave funds in the Account to protect Subscribers.

In addition, Issuer and Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Statement. Issuer represents that no funds have yet been raised for the Issuer and that all funds to be raised for the Offering will be deposited in the Account established by JumpStart Securities at the Bank.

3.

Deposits into the Account. All Subscribers or their agents will be instructed by Issuer or its agents to transfer funds by wire directly, or indirectly through a clearing agent identified by WRH+Co, into the Account. Agent shall cause the Bank to process all Deposited Amounts (as hereinafter defined) for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Account and which have cleared the banking system are hereinafter referred to as the "Deposited Amount." Issuer or its agents shall promptly, concurrent with any new or modified subscription, provide Agent with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Agent in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Agent is under no duty or responsibility to enforce collection of any wire delivered to it hereunder.

Agent reserves the right to deny, suspend or terminate participation in the Account of any Subscriber to the extent Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Agent, in its sole and absolute discretion, or, (ii) for which Agent determines, in its sole discretion, that it would be improper or unlawful for Agent to accept or hold the applicable Subscriber’s funds, as Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Agent shall promptly inform Issuer of any such return or rejection.

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4.

Disbursements from the Account. In the event Agent does not receive written instructions from the Issuer and WRH+Co to release funds from the Account on or prior to the termination of the Account Period, Agent shall terminate Account and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber.

In the event Agent receives cleared funds for the Minimum Amount of the Offering prior to the termination of the Holding Period and Agent receives a written instruction from Issuer and WRH+Co (generally via notification in the application programming interface (“API”)), Agent shall, pursuant to those instructions, distribute funds from such Separate Account pursuant to the instructions of Issuer. Issuer and WRH+Co acknowledge that there is a 24 -hour (one business day) processing time once a request has been received to move funds from the Account. Issuer’s and WRH+Co’s written instructions to Agent shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Account for any funds for management and offering and selling expenses from the gross proceeds of the Account prior to remitting such funds, if and when due, to Issuer. Agent is hereby directed to remit such funds as directed by Issuer directly to the appropriate parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer’s instructions to brokers and other parties, and minus interest earned or accumulated in the Account) will then be remitted to Issuer as described above. Interest earned or accumulated in the Account shall be retained by the Agent or distributed to Subscribers as set forth in item 6 below.

5.

Collection Procedure. Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Account, to promptly deposit them in the Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to wire recalls, shall be debited to the Account, with such debits reflected on the Account ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Agent in any such disputes.

6.

Investment of Deposited Amount. Agent may, at its discretion, invest any or all of the Account balance as permitted under SEC Rule 15c2-4. This generally means short term investments in: (1) bank accounts, (2) bank money-market accounts, (3) short term certificates of deposit issued by a bank, and/or (4) short-term securities issued or guaranteed by the U S Government. Up to $5,000 in interest accumulated on the balance (the “Maximum Retained Interest”) is the property of Agent as part of its compensation. Any interest over and above the Maximum Retained Interest will be distributed to each Subscriber in the same proportion as such Subscriber’s investment bears to the gross proceeds of the Offering.

7.

Account Administration Fees, Compensation of Agent. Agent will charge Account Administration Fees to Issuer as described on Exhibit A. WRH+Co is liable to Agent to pay and agrees to pay Agent. No fees, charges or expense reimbursements of Agent are reimbursable, and such fees are not subject to pro-rata analysis. All fees and charges may be made via either the Issuer’s credit card or ACH information on file with JumpStart Securities are due when incurred. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Agent shall be paid out of or chargeable to the investor funds on deposit in the Account.

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8.

Term and Termination. This Agreement will remain in full force during the Account Period. Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, Sections 3, 4, 5, 9, 10, 11 and 12 of this Agreement.

9.

Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of FINRA, with venue in New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

10.

Liability. The Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Deposited Amounts, the Account or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Account or any part thereof.

11.

Indemnity. You agree to defend, indemnify and hold JumpStart Securities and its affiliates, directors, employees, service providers, officers, agents, and partners and third-party service providers, including the Bank (the “Indemnified Parties”) harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Indemnified Parties. This defense and indemnification obligation will survive termination of this Agreement. JumpStart Securities reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and you agree to reasonably cooperate with JumpStart Securities in the defense of any such claim, action, settlement or compromise negotiations, as requested by JumpStart Securities.

12.

Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and JumpStart Securities regarding the Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13.

Changes. Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of JumpStart Securities, Issuer and WRH+Co. Changes to this Agreement will be sent to you via email.

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14.	Notices.

a.	Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii)	in person, by post or fax; or

iii)	by e-mail or other electronic communication.

b.	Such communications shall be addressed as follows:

To Agent:

JumpStart Securities, LLC

3455 Peachtree Road NE

Atlanta, GA 30326

Attention: Jonathan Self, CEO

Email: escrow@jumpstartsecurities.com

Telephone: (404) 596-5393

To Issuer:

ShiftPixy, Inc.

1 Venture, Suite 150

Irvine CA 92618

Attn: Scott W. Absher,

with a copy to:

Williams Securities Law Firm PA,

2503 W. Gardner Court

Tampa, FL 33611

Attn: Michael Williams, Esq.
Email: Michael@gopublicdirect.com

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To WRH+Co:

W.R. HAMBRECHT + CO., LLC

909 Montgomery Street, 3rd Floor

San Francisco, CA 94133

Attention: John Hullar

Email: jhullar@wrhambrecht.com

Telephone: (415) 551-8654

With a copy to:

Rimon, P.C.

2479 East Bayshore Road, Suite 185

Palo Alto, CA 94303

Attn: Frank Vargas, Esq.

Email: frank.vargas@rimonlaw.com

c.

Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

15.

Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

[Signature Page Follows]

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Agreed by the undersigned as of the date set forth above by and between:

ShiftPixy, Inc.

By:
Name:
Title:

JumpStart Securities, LLC

By:
Name:
Title:

W.R. Hambrecht + Co., LLC

By:
Name:
Title:

[Execution page to Rule 15c2-4 Services Agreement]

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Exhibit A

Account Administration Fees

The following are the Agent Administration Fees:

(i) an initial set-up fee of $500.00;

(ii) $25.00 per month Bank Account maintenance fee;

(iii) $5.00 fee per subscription for accounting, wire transfers (domestic) and AML exception handling;

(iv) a fee of $45.00 for each of the Issuer and each associated person of the Issuer for bad-actor due diligence checks;

(v) a cash management fee of 25 basis points on funds disbursed at the successful closing of the Offering in connection with shares purchased under the Subscription Process;

(vi) a single transaction fee of $25 on any funds disbursed at the successful closing of the Offering in connection with shares purchased under the Brokerage Process; and

(vii) the Maximum Retained Interest on the Account

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